CONSENT OF INDEPENDENT AUDITORS





To the Board of Directors and Shareholders of Culp, Inc.:

We consent to incorporation by reference in the registration statements (numbers 333-59512, 333-59514, 333-27519, 333-101805, 33-13310, 33-37027, 33-80206, and
33-62843) on Form S-8 of Culp, Inc. of our report dated May 30, 2003, relating to the consolidated balance sheets of Culp, Inc. and subsidiary as of April 27, 2003 and April 28, 2002, and the related consolidated statements of income
(loss), shareholders' equity and cash flows for each of the years in the three-year period ended April 27, 2003, which report appears in the April 27, 2003 annual report on Form 10-K of Culp, Inc. Our report refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.



KPMG LLP

Greensboro, North Carolina
July 25, 2003